BofA Funds Series Trust
Annual N-SAR report for the period ending 08/31/11

BofA CA Tax-Exempt Reserves
BofA Cash Reserves
BofA Government Plus Reserves
BofA Government Reserves
BofA Money Market Reserves
BofA Municipal Reserves
BofA NY Tax Exempt Reserves
BofA Tax Exempt Reserves
BofA Treasury Reserves
BofA Connecticut Municipal Reserves
BofA Massachusetts Municipal Reserves
(the Funds)



Item 77E - Legal Proceedings


BofA Advisors, LLC and BofA Distributors, Inc. (collectively, the BofA Group) are subject to a settlement agreement with the New York Attorney General (NYAG) (the NYAG
Settlement) and a settlement order with the SEC (the SEC Order) on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the BofA Group (or predecessor or affiliated entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling 375 million cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws maintain certain compliance and ethics oversight structures and retain an independent consultant to review the BofA Groups applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires BofA Advisors, LLC and its affiliates to make certain disclosures to investors relating to expenses. In connection with the BofA Group providing services to the BofA Funds, the BofA Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.